Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To  the  Board  of  Directors
New  York  Health  Care,  Inc.  and  Subsidiaries



We consent to the incorporation by reference in the registration statements on Form S-3/A (No. 333-108761) and S-8 filed on September 11, 2003 of New York Health Care, Inc. and Subsidiaries of our report dated April 11, 2005, with respect to the consolidated balance sheet of New York Health Care, Inc. and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2004 and 2003, which report appears in the December 31, 2004, annual report on Form 10-K of New York Health Care, Inc. and Subsidiaries.




                                                      Weiser LLP


New York,  New  York
April  11,  2005


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